Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 10, 2021, with respect to the consolidated financial statements of Soulgate Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP
KPMG Huazhen LLP Beijing, China
June 17, 2021